Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Announces First Quarter 2021 Financial Results

Company building efforts continue, including investment in IoT operations

Seattle, WA – May 13, 2021 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the first quarter of 2021. Revenue was $10.0 million, a decrease of 10% compared to the fourth quarter of 2020. Net loss was $0.9 million compared to a net loss of $0.2 million in the fourth quarter of 2020. Cash decreased $2.6 million from December 31, 2020. EBITDAS, a non-GAAP measure, decreased $0.7 million compared to fourth quarter 2020.

“Our business building continued in Q1 2021. We invested, as planned, at the intersection of our Partner Solutions and Edge-to-Cloud business segments where our customers’ problems and our IoT operations expertise create opportunities for growth,” said Ralph C. Derrickson, CEO and President of Bsquare. “The increasing pace of digital transformation, growing complexity of IoT operations, and progress with our large IoT customers are the basis for our continued optimism.”

Bsquare also announced today that, due to increasing professional commitments, board Chairperson Andrew Harries plans to resign from the Bsquare Board of Directors. He will continue to serve until the annual shareholder meeting on June 10, 2021. Ryan Vardeman, Principal of Palogic Value Management, LP (“Palogic”), the general partner of our largest shareholder, will succeed Andrew Harries as Chairperson of the Board. Bsquare is taking this opportunity to streamline the board by reducing its size from seven directors to five. In order to enable this change, Rob Peters, a Principal at Palogic, will also step down effective June 10, 2021, as he pursues other personal and professional endeavors. Neither Mr. Harries nor Mr. Peters had any disagreement with Bsquare.

"It has been a pleasure to serve on the Bsquare board," said Andrew Harries. "I am confident that the company is in good hands with Ralph as CEO and Ryan as its new board chair."

Adds Derrickson: “I want to thank Andrew and Rob for their commitment and service to Bsquare. Our business is in a better place today because of their insights and leadership.”

First Quarter 2021 Results Compared to Fourth Quarter 2020

•	Revenue for Q1 2021 was $10.0 million, a decrease of $1.1 million, or 9.9%, from Q4 2020.
•

Revenue decreased slightly in the Partner Solutions segment largely as a result of fewer shipping days in the quarter. In the Edge to Cloud segment, the decline in quarter-over-quarter revenue resulted from one-time revenue items in Q4 2020 not recurring in Q1 2021.

•

Partner Solutions gross margin rate was 15.2%, a decrease from Q4 2020 due to minor fluctuations in product mix. Edge to Cloud gross margin rate decreased from Q4 2020 which had benefited from one-time revenue with relatively high margins.

•	Net loss for the current quarter was $0.9 million, or $(0.07) per diluted share, compared to a net loss of $0.2 million, or $(0.02) per diluted share, in Q4 2020.
•	EBITDAS was a loss of approximately $0.6 million, a $0.7 million decline compared to EBITDAS of $0.1 million in Q4 2020.
•

Cash, cash equivalents and restricted cash totaled $10.4 million on March 31, 2021. The timing of payments to Microsoft and other vendors typically drives Q1 cash use; the decrease in cash of $2.6 million from December 31, 2020 is not indicative of future quarters’ cash requirements.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	March 31, 2021	December 31, 2020	Quarter-over-Quarter Change	March 31, 2020	Year-over-Year Change
Revenue:
Partner Solutions	$8,795	$9,097	$(302)	$15,905	$(7,110)
Edge to Cloud	1,177	1,974	(797)	824	353
Total revenue	9,972	11,071	(1,099)	16,729	(6,757)
Total gross profit	$1,593	$2,205	$(612)	$2,585	$(992)
Gross margins (1):
Partner Solutions	15%	16%	(1)%	17%	(2)%
Edge to Cloud	22%	39%	(17)%	(20)%	42%
Total gross margin	16%	20%	(4)%	15%	1%
Total operating expenses	2,444	2,407	36	3,024	(581)
Net loss	(860)	(206)	(654)	(474)	(386)
Per diluted share	(0.07)	(0.02)	(0.05)	(0.04)	(0.03)
EBITDAS (2)	(560)	148	(999)	(28)	(823)
Cash, cash equivalents and restricted cash	$10,365	$12,960	$(2,595)	$10,644	$(279)

Notes:

(1)	Quarter-over-quarter change and year-over-year change represent percentage point change.
(2)	EBITDAS is a non-GAAP financial measure (reconciliation to most comparable GAAP financial measure provided after financial statement tables).

First Quarter 2021 Results Compared to First Quarter 2020

•	Partner Solutions revenue decreased for the comparative period, reflecting ongoing disruptions caused by the COVID-19 pandemic.
•	Edge to Cloud revenue increased compared to the first quarter of 2020 driven by increased professional services revenue.
•

Total operating expenses decreased compared to the first quarter of 2020, due to reduced office rent and personnel savings driven by restructuring efforts, partially offset by one-time professional fees.

•	Net loss for Q1 2021 was $0.9 million or $(0.07) per diluted share compared to a loss of $0.5 million or $(0.04) per diluted share in Q1 2020.

Conference Call

Management will host a conference call today, May 13, 2021 at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-800-430-8332 or 1-856-344-9206 for international callers, and reference "Bsquare Corporation First Quarter 2021 Earnings Conference Call."

A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 1827803. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

About Bsquare Corporation

Bsquare builds technology that is powering the next generation of intelligent devices and the systems in which they operate. We believe the promise of IoT will be realized through the development of intelligent devices and intelligent systems that are cloud-enabled, contribute data, facilitate distributed control and decision making, and operate securely at scale. Bsquare's suite of services and software components allow our customers to create new revenue streams and operating models while providing new opportunities for lowering costs and improving operations. We serve a global customer base from offices in Seattle, Washington, and the United Kingdom. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "continue," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, express or implied statements we make regarding the stability of our business, expected improvements to our IoT and software offerings, expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; the ongoing impact of COVID-19 on our business and on our customers and vendors; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:	Investor Contact:
Christopher Wheaton, Chief Financial and Operating Officer	Steven Gottlieb
Bsquare Corporation	Bsquare Corporation, VP Corporate Affairs
+1 425.519.5900	+ 1 425.519.5900
investorrelations@bsquare.com	Steveng@bsquare.com

Bsquare and the Bsquare Logo are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,028	$12,623
Restricted cash	337	337
Accounts receivable, net of allowance for doubtful accounts of $50 and $50 at March 31, 2021 and December 31, 2020, respectively	5,491	6,177
Contract assets	194	456
Prepaid expenses and other current assets	828	409
Total current assets	16,878	20,002
Property and equipment, net of accumulated depreciation	580	322
Deferred tax assets	7	7
Intangible assets, net of accumulated amortization	46	71
Right-of-use lease asset, net	1,773	1,853
Other non-current assets	26	27
Total assets	$19,310	$22,282
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$5,221	$6,458
Accounts payable	468	489
Paycheck Protection Program loan	1,588	950
Accrued compensation	504	717
Other accrued expenses	146	216
Deferred revenue	1,500	2,165
Operating lease	344	344
Total current liabilities	9,771	11,339
Deferred revenue, long-term	24	28
Operating lease, long-term	1,552	1,630
Paycheck Protection Program loan, long-term	—	634
Shareholders' equity:
Preferred stock, no par: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par: 37,500,000 shares authorized: 13,298,150 and 13,235,038 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	139,907	139,726
Accumulated other comprehensive loss	(1,001)	(992)
Accumulated deficit	(130,943)	(130,083)
Total shareholders' equity	7,963	8,651
Total liabilities and shareholders' equity	$19,310	$22,282

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Partner Solutions	$8,795	$15,905
Edge to Cloud	1,177	824
Total revenue	9,972	16,729
Cost of revenue:
Partner Solutions	7,459	13,156
Edge to Cloud	920	988
Total cost of revenue	8,379	14,144
Gross profit	1,593	2,585
Operating expenses:
Selling, general and administrative	2,276	2,897
Research and development	168	127
Total operating expenses	2,444	3,024
Loss from operations	(851)	(439)
Other income (loss), net	(9)	(35)
Loss before income taxes	(860)	(474)
Income taxes	—	—
Net loss	$(860)	$(474)
Basic loss per share	$(0.07)	$(0.04)
Diluted loss per share	$(0.07)	$(0.04)
Shares used in per share calculations:
Basic	13,186	13,055
Diluted	13,186	13,055

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

EBITDAS
	Three Months Ended March 31,
	2021	2020
Loss from operations, as reported	$(851)	$(439)
Depreciation and amortization	123	196
Stock-based compensation	168	215
EBITDAS (1)	$(560)	$(28)

(1)

EBITDAS is a non-GAAP financial measure that Bsquare defines as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets and stock-based compensation expense. Through 2020, Bsquare also excluded restructuring costs applicable to 2019, which are no longer applicable in 2021. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided (used) by operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows. EBITDAS has limitations, including that it does not reflect our entire cost structure to operate our business (such as the cost of replacing assets being depreciated or amortized, capital expenditures, and stock-based compensation expenses which we expect to continue being meaningful, and income tax expense (benefit)) and may not be comparable to similarly titled measures used by other companies. However, Bsquare regards EBITDAS as a complement to net income and other GAAP financial performance measures. Bsquare uses EBITDAS to evaluate Bsquare’s financial performance and the effectiveness of its business strategies on a consistent basis across reporting periods, and Bsquare believes the measure is often used by analysts, investors, and other interested parties to evaluate comparable companies.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999